                                                 FILE PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-48307

                               PREMIER PARKS INC.

                FIRST SUPPLEMENT TO PROSPECTUS/OFFER TO PURCHASE

                             ---------------------

    THE EXCHANGE OFFER WILL START ON JULY 1, 1998 AND EXPIRE AT THE CLOSE OF BUSINESS ON JULY 29, 1998. SUBJECT TO CERTAIN LIMITED EXCEPTIONS, ONCE WALIBI STOCK IS TENDERED IN THE EXCHANGE OFFER IT MAY NOT BE WITHDRAWN.

    This First Supplement to Prospectus/Offer to Purchase amends and supplements the Prospectus/Offer to Purchase dated May 27, 1998 (the "Prospectus/Offer to Purchase") of Premier Parks Inc. ("Premier" or the "Company") relating to the Exchange Offer (as defined herein) by Premier for all of the issued and outstanding shares of capital stock of Walibi S.A. ("Walibi").

THE OFFER PERIOD

    The term "Offer Period" shall mean the period from and including July 1, 1998 to and including the Expiration Date. The term "Expiration Date" shall mean the close of business on July 29, 1998.

    The amended Offer Period relates to an additional Exchange Offer by Premier for all of the issued and outstanding shares of capital stock of Walibi. The additional Exchange Offer is otherwise being made on terms identical to the initial Exchange Offer as set forth in the Prospectus/Offer to Purchase.

    On June 29, 1998, Premier acquired 586,612 shares of Walibi Stock (as defined herein) as a result of the initial Exchange Offer. Premier currently holds approximately 94% of the issued and outstanding shares of Walibi Stock.

                            ------------------------

  The date of this Supplement No. 1 to Prospectus/Offer to Purchase is July 1,
                                     1998.